                  CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of
Oppenheimer International Diversified Fund:

We consent to the use in this Registration Statement of Oppenheimer International
Diversified Fund, of our report dated June 14, 2007, included in the Statement of
Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights" appearing in the Prospectus, which is also part of such Registration Statement and "Independent Registered Public Accounting
Firm" appearing in the Statement of Additional Information.

                              /s/ KPMG LLP

                              KPMG LLP

Denver, Colorado
September 6, 2007